EXHIBIT 99.1
Commercial Metals Company to Increase Cash Dividend 33-1/3%
     Irving, TX — October 24, 2007 — Commercial Metals Company (NYSE: CMC) today announced its intent to institute a quarterly cash dividend of 12 cents per share to be effective with its next cash dividend which is anticipated to be declared in December and paid in January 2008. The new cash dividend rate represents a 33-1/3% increase from the former rate of 9 cents per share.
     In making the announcement, CMC President and Chief Executive Officer Murray R. McClean said, “This increase reflects CMC’s confidence in our business prospects. Rewarding and sustainable increases in our cash dividend rate, as evidenced by this significant increase, are an important element of that continuing effort and demonstrates our continuing aggressive focus on stockholder value.”
     This dividend increase represents CMC’s fourth increase in 18 months. In April 2006, CMC’s dividend was increased 67%. Following our two-for-one stock dividend in May 2006 the cash dividend was again increased by 20% in July 2006 and 50% in November 2006. CMC has paid 172 consecutive quarterly cash dividends since 1965.
     The first two paragraphs contain forward-looking statements regarding the Company’s prospects, including future financial results, market conditions and future cash dividend policy. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel mills and other steel suppliers including import quantities and pricing, court decisions, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2008-01